EXHIBIT 99.01
SALES COMPENSATION PLAN FOR SAL COBAR, VICE PRESIDENT OF WORLDWIDE
SALES FOR FISCAL YEAR 2009
Sal Cobar, Vice President, Worldwide Sales (the “VP of Worldwide Sales” ) of Silicon Image, Inc. (the “Company”) will receive, on the terms and conditions set forth herein, cash incentive compensation based on the percentage achievement by the Company of planned revenue for the fiscal year ending December 31, 2009, as provided in the Company’s 2009 Annual Operating Plan approved by the Company’s Board of Directors. At achievement of 100% of planned revenue for 2009, the VP of Worldwide Sales shall receive incentive compensation equal to $173,700. No incentive compensation shall be paid for achievement below 70% of planned revenue. Below is a table setting forth incentive compensation for achievement at 70% and above the planned revenue for 2009. For example, at 70% of planned revenue for 2009, the VP of Worldwide Sales’ aggregate incentive compensation shall be $121,590 and at 120% of planned revenue for 2009, $1,471,100 ($173,700 plus $1,297,400).

	Cumulative
	Incentive		Cumulative
	Compensation for		Compensation (Base
	Achievement at and		Salary Plus
Percent Achievement	Above 70% of		Aggregate Incentive
of Planned Revenue	Planned Revenue		Compensation)
70%	$121,590		$333,890
100%	$173,700	OTE	$386,000

101%	$191,070		$403,370
102%	$213,440		$425,740
103%	$240,810		$453,110
104%	$273,180		$485,480
105%	$310,550		$522,850
106%	$352,920		$565,220
107%	$400,290		$612,590
108%	$452,660		$664,960
109%	$510,030		$722,330
110%	$572,400		$784,700
111%	$639,770		$852,070
112%	$712,140		$924,440
113%	$789,510		$1,001,810
114%	$871,880		$1,084,180
115%	$959,250		$1,171,550
116%	$1,051,620		$1,263,920
117%	$1,148,990		$1,361,290
118%	$1,251,360		$1,463,660
119%	$1,358,730		$1,571,030
120%	$1,471,100		$1,683,400

Vice President of World Wide Sales 2009 Compensation Plan (“Plan”)
Terms and Conditions
A. Plan Overview
1.	Plan Objectives.
          The purpose of this Plan is to retain, motivate, and reward the Vice President, World Wide Sales (the “VP of Worldwide Sales”), relative to the accomplishment of goals and objectives in support of the overall business plan and strategy. The Plan is designed to establish a direct link between the achievement of Silicon Image’s (the “Company”) revenue targets, as established in the Company’s Annual Operating Plan (the “Annual Operating Plan”) and individual rewards. The Plan is designed to provide opportunities for market competitive rewards for achievement of performance targets and above-market rewards for outstanding performance that exceeds the target objectives.
2.	Entire Agreement.
          This Plan (including all exhibits attached hereto) constitute the entire agreement between the Company and the VP of Worldwide Sales relating to the subject matter hereof and supersedes all prior or contemporaneous representations, understandings and agreements, whether oral or written, relating to the subject matter hereof. This Plan will not be supplemented or modified by any representation, understanding or agreement, whether oral or written, except as this Plan may be modified as expressly provided herein.
3.	Plan Administrators.
          The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Plan, including, without limitation, the terms and conditions and plan structure.
          The day-to-day administrative oversight of this Plan will be the responsibility of the Company’s Vice President, Human Resources, Chief Operating Officer, Chief Financial Officer and Chief Executive Officer (collectively, the “Plan Administrators”). The Plan Administrators shall have authority, in their sole discretion, to construe, interpret and to make recommendations to rules and procedures as they deem necessary or advisable for the proper administration of this Plan. All requests for appeal must be submitted in writing to the Plan Administrators. In the sole discretion of the Plan Administrators, they will review and make a decision on all requests for appeal within ten (10) business days from the receipt of a request for appeal, unless extended by the Plan Administrators, and the decision of the Plan Administrators shall be final and binding.
4.	Changes to this Plan.

          The Company, acting through the Plan Administrators, reserves the right to suspend, modify, cancel or terminate this Plan, or any portion thereof, at any time, in its sole discretion. In furtherance, but not in limitation, of the foregoing, the Plan Administrators may adjust quarterly and annual revenue targets or alter one or more performance measures of the VP of Worldwide Sales at any time during the year for any reason to address a windfall gain or shortfall loss due to any reason, including, but not limited to, region/account/sub region assignments, market changes, billing changes, location changes, production issues, backorder, price changes, product obsolescence, new products, change in position responsibilities, etc. Any such changes will be communicated in writing to the VP of Worldwide Sales.
          Nothing in this Plan should be construed to affect the “at-will” relationship between the Company and the VP of Worldwide Sales. This Plan does not constitute an employment contract of any kind and does not limit the right of the Company to terminate the VP of Worldwide Sales at any time and for any reason, with or without cause or prior notice, or to administer any other form of discipline or take any other management action. Any and all payments under this Plan are at the sole discretion of the Plan Administrators.
5.	Revenue Limitations.
          One or more of the payouts under this Plan may be adjusted or not paid as a result of certain identified revenue transactions, and the Plan Administrators shall communicate such transactions to the VP of Worldwide Sales as soon as reasonably practicable. Such transactions could be the result of a variety of business factors, which include but are not limited to payment terms, prior history, competitive environment, unacceptable fees or margins, etc.
6.	Eligibility.
          In order to participate, the VP of Worldwide Sales and his manager must complete and sign the Plan establishing the VP of Worldwide Sales’ quotas.
7.	New Hire and Termination
          A VP of Worldwide Sales newly hired or transferred into incentive eligible positions during the Plan year becomes eligible for participation upon signing their individual Plan. In the Company’s sole discretion, (a) A VP of Worldwide Sales newly hired or transferred into an incentive eligible positions prior to the mid point of a given Plan quarter may receive 100% in the first quarter in which they participate in the Plan; or (b) A VP of Worldwide Sales newly hired or transferred into an incentive eligible positions after the mid point of a given Plan quarter may receive 100% for the remainder of their initial quarter and also 100% in the first full quarter in which they participate in the plan. For each of the above, a pro-rated payout, based upon the period of active participation, will be applied.

          A pro-rated payout, based upon the period of time eligible for participation, may be granted to the VP of Worldwide Sale, at the Company’s sole discretion, under the following situations:
•	Voluntary Termination

•	Reduction in Force

•	Position Elimination

•	Transfers into or out of Ineligible Positions

•	Death of the VP of Worldwide Sale
          If the VP of Worldwide Sale is terminated for cause, he/she may be eligible for a pro-rated payout through the final quarter of eligibility, at the sole discretion of the Plan Administrators.
          If the VP of Worldwide Sales’ employment is terminated prior to December 31, 2009, he/she will not be entitled to the Annual Quota payout. The VP of Worldwide Sales must be employed by the Company at the time of distribution of the Annual Quota payout to qualify for the payout. All unachieved Advances shall be deducted from any incentive compensation payouts.
          If the VP of Worldwide Sales’ employment is terminated prior to a Plan quarter end, he/she will receive a Quarterly Quota payout, calculated at 100% of on target earnings (“OTE”) on a prorated base for the length of employment in the final quarter, minus any unachieved Advances.
B. Calculations and Related Terms
1.	Compensation Components.
•	Base Salary: Each year, the base salary range will be reviewed based on market data and Company objectives. The VP of Worldwide Sales’ salary may also be reviewed and adjusted based on performance.

•	Incentive Sales Compensation: Incentive compensation is the variable cash compensation opportunity that is paid for achievement of defined performance objectives. An incentive under the Plan is in addition to and not a part of base salary. Target incentive will be confirmed annually. Incentive compensation can be composed of but is not restricted to:
•	Quarterly Quota; and

•	Annual Quota.
          Payouts will be paid within 60 days after the close of the quarter or close of the year end, as the case may be.

          For revenue to qualify towards the achievement of a Quota, the Company must have recognized revenue in accordance with the Company policy.
          No incentive compensation shall be paid for achievement below 70% of planned revenue.
2.	Performance Targets or Milestones.
          Performance targets for the Plan year will be established in conjunction with the Company’s fiscal year operating plan. Annual and Quarterly Revenue quotas will be established by the Plan Administrators, based upon the Company’s business objectives, and market opportunity, in conjunction with sales forecasts developed by the sales employee.
3.	Currency of Payments.
          Payments made under this Plan will be made in the local currency of the VP of Worldwide Sales.
4.	Measures
          Performance goals include but are not restricted to the following:
•	Quarterly Quota payout
•	Payout for achievement of the Quarterly Quota is based on attainment of respective quotas within the VP of Worldwide Sales’ 2009 Sales Compensation Plan. Each Quarterly Quota is calculated on a cumulative year to date basis.

•	Quarterly Quota payout will be capped at 100% of OTE. It is earned at year-end, provided (1) revenue has been recognized, and (2) payment has been received.
•	Annual Quota payout
•	Payout for the achievement of the Annual Quota will be based on attainment of the annual performance target as specified in the VP of Worldwide Sales’ 2009 Sales Compensation Plan. It is earned after the year-end at the time of distribution, provided (1) recipient is an employee of the Company at the time of distribution, (2) revenue has been recognized, and (3) payment has been received in the same year.
5.	Advances, Offsets and Adjustments.
          With the exception of newly hired VP of Worldwide Sales or VP of Worldwide Sales recently transferred into an incentive eligible position, as referenced in Part A, Section 7 above, the VP of Worldwide Sales will receive a recoverable monthly advance on unearned incentive compensation which will be subject to regular reconciliation and offsets against future payouts and deficits. The amount of the advance shall be equal to ninety percent (90%) of the VP of Worldwide Sales’ target compensation of the Quarterly Quota payout.
          In the event the VP of Worldwide Sales’ performance falls short of the amount advanced, such shortage shall be referred to as an, “unachieved advance”, and will be subject to recovery by the Company.
          If an unachieved advance has been calculated before the payout of the VP of Worldwide Sales’ final incentive compensation payment, the VP of Worldwide Sales shall authorize a deduction of unachieved advance from such final payment or shall make arrangements to repay the unachieved advance.
          The Plan Administrators, at its sole discretion, may change the amount of any advance amount or stop advance payments in their entirety at any time based upon review of actual and expected performance.
6.	Deficit Collection.
          Quarterly deficits (or unachieved advances) will be offset against future quarterly earnings.
7.	Offsets.
          All bad debts, write-downs or returns for credit (an adjustment) associated with specific revenue recognized in the current or past periods for which an incentive compensation was paid will be applied to the incentive goal achievement of the VP of Worldwide Sales in the period when such adjustments are recorded.
By signing below, I agree to the terms and conditions above.

/s/ Sal Cobar Name: Sal Cobar	03/17/09 Date
Title: Vice President, Worldwide Sales